Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607-7506

August 10, 2020

Board of Directors

Citius Pharmaceuticals, Inc.

11 Commerce Drive, First Floor

Cranford, New Jersey 07016

Ladies and Gentlemen:

Gentlemen:

We have acted as counsel to Citius Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale of up to 9,159,524 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”), pursuant to the registration statement on Form S-3 (File No. 333-221492), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on December 15, 2017 (the registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”), together with the exhibits to the Registration Statement and the documents incorporated by reference therein and the related base prospectus which forms a part of and is included in the Registration Statement and the related prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Act (together, the “Prospectus”) relating to the proposed public offering.

The Shares will be sold pursuant to an Amended and Restated Underwriting Agreement, dated as of August 5, 2020 (the “Agreement”), between the Company and H.C. Wainwright & Co., LLC (the “Underwriter”), and has been filed as an exhibit to the Company’s Current Report on Form 8-K filed on August 10, 2020.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Articles of Incorporation, as currently in effect, the Company’s Amended and Restated Bylaws, as currently in effect, the Agreement, and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Board of Directors

Citius Pharmaceuticals, Inc.

August 10, 2020

Based upon, and subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Agreement, the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is limited to current federal laws of the United States and laws of the state of Nevada, including the statutory provisions and reported judicial decisions interpreting these laws.

We hereby consent to the use of our name wherever it appears in the Registration Statement and the Prospectus, and in any amendment or supplement thereto, and the filing of this opinion as an exhibit to the Current Report on Form 8-K and the incorporation by reference of this opinion in the Registration Statement.

In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/Wyrick Robbins Yates & Ponton LLP